Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of TransitCenter, Inc.

We have audited the accompanying statements of financial position of TransitCenter, Inc. (the “Company”) as of December 31, 2011 and 2010, and the related statements of activities and cash flows for each of the years in the two-year period ended December 31, 2011. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TransitCenter, Inc. as of December 31, 2011 and 2010, and the changes in its net assets and cash flows for each of the years in the two-year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed further in Note 10, effective February 1, 2012, the Company sold substantially all of its assets to another entity.

/s/    EisnerAmper LLP

Edison, New Jersey

March 5, 2012

TRANSITCENTER, INC.

STATEMENTS OF FINANCIAL POSITION

DECEMBER 31,

	2011	2010
Assets
Cash and cash equivalents	$74,461,286	$82,336,838
Restricted investments	459,743	2,063,154
Accounts receivable, net of allowance for doubtful accounts of $1,063,153 and $1,255,903, respectively	863,983	3,802,747
Other accounts receivable	293,420	177,473
Inventory	6,514,329	6,482,132
Prepaid expenses and other assets	1,008,406	241,147
Fixed assets, net	2,545,951	2,536,080

Total Assets	$86,147,118	$97,639,571

Liabilities and Unrestricted Net Assets
Amounts payable to transit operators	$54,895,627	$79,249,018
Accounts payable and other accrued liabilities	3,639,261	3,002,761
Deferred rent credits	130,081	71,075

Total Liabilities	58,664,969	82,322,854
Commitments and Contingencies
Unrestricted Net Assets	27,482,149	15,316,717

Total Liabilities and Unrestricted Net Assets	$86,147,118	$97,639,571

The accompanying notes are an integral part of these financial statements.

TRANSITCENTER, INC.

STATEMENTS OF ACTIVITIES

FOR THE YEARS ENDED DECEMBER 31,

	2011	2010
Unrestricted revenue
Commissions	$19,230,909	$20,103,874
Interest income	41,427	54,750
Packaging and other fees	1,046,535	880,328
Expired products	10,863,766	1,355,135

Total Unrestricted Revenue	31,182,637	22,394,087

Expenses
Program services:
Promotion of mass transportation	1,937,768	1,900,288
Operation of transit fare system	13,369,162	13,519,210

Total Program Services	15,306,930	15,419,498

Supporting Services:
Management and general	3,710,275	3,308,267

Total Expenses	19,017,205	18,727,765

Change in unrestricted net assets	12,165,432	3,666,322
Unrestricted Net Assets
Beginning of year	15,316,717	11,650,395

End of year	$27,482,149	$15,316,717

The accompanying notes are an integral part of these financial statements.

TRANSITCENTER, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

	2011	2010
Cash Flows From Operating Activities
Change in unrestricted net assets	$12,165,432	$3,666,322
Adjustments to reconcile change in unrestricted net assets to cash flows used in operating activities:
Depreciation and amortization	937,971	976,995
Deferred rent expense (amortization)	59,006	(32,684)
Change in operating assets and liabilities:
Accounts receivable	2,938,764	1,069,807
Other accounts receivable	(115,947)	(45,855)
Inventory	(32,197)	(2,678,167)
Prepaid expenses and other assets	(767,259)	(144,616)
Amounts payable to transit operators	(24,353,391)	(7,219,038)
Accounts payable and other accrued liabilities	636,500	(253,862)

Net Cash Used in Operating Activities	(8,531,121)	(4,661,098)

Cash Flows From Investing Activities
Proceeds from restricted investments	1,603,411	(160)
Purchase of fixed assets	(947,842)	(812,753)

Net Cash Provided by (Used in) Investing Activities	655,569	(812,913)

Decrease in Cash and Cash Equivalents	(7,875,552)	(5,474,011)
Cash and Cash Equivalents
Beginning of year	82,336,838	87,810,849

End of year	$74,461,286	$82,336,838

The accompanying notes are an integral part of these financial statements.

TRANSITCENTER, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 and 2010

NOTE 1 – NATURE OF OPERATIONS

TransitCenter, Inc. (“TransitCenter” or the “Company”) was incorporated on May 23, 2000. Previous to that date, TransitCenter was a staff unit of the Port Authority of New York and New Jersey (the “Port Authority”). TransitCenter did not have any financial operations from May 23, 2000 through January 1, 2001. The Port Authority provided funding in 2001 in order to cover amounts payable to transit operators and a contribution to help TransitCenter fund unrestricted current and future operations.

TransitCenter is exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code.

The philanthropic mission of TransitCenter is to promote the conservation of natural resources, reduce traffic congestion and combat air pollution as follows:

•	Support and promote the use of mass transportation;

•

Lessen the burden of governmental agencies which operate transit services by providing services at employer work sites, including transit fare media and information distribution activities and by relieving these agencies of the burden of undertaking regional efforts individually;

•	Support governmental programs whose aims are to reduce congestion and improve air quality;

•	Promote communication and understanding among public transit providers, the business community and the public; and

•

Develop and operate financial and other incentive programs that encourage greater use of mass transportation, including transit pass and voucher programs that facilitate employers’ use of federal and state tax benefits that provide tax savings to employees who commute by transit.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Statements

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Net Asset Clarifications

Net assets, revenue, expenses, gains and losses are classified based on the existence or absence of donor-imposed restrictions. Accordingly, net assets and changes therein are classified and reported as follows:

Permanently Restricted Net Assets

Net assets subject to donor-imposed restrictions which stipulate that they be maintained permanently by TransitCenter.

Temporarily Restricted Net Assets

Net assets subject to donor-imposed restrictions that may or will be met by actions of TransitCenter or that expire by the passage of time.

Unrestricted Net Assets

Net assets that are not subject to donor-imposed restrictions.

(Continued)

TRANSITCENTER, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 and 2010

TransitCenter did not have permanently or temporarily donor-imposed restricted net assets as of or for the years ended December 31, 2011 and 2010.

Revenue Recognition

TransitCenter’s revenue primarily comes from commissions and fees which, in accordance with Accounting Standards Codification (“ASC”) Topic 605-45, are recorded net of the gross bookings as the Company is not the primary obligor. The Company’s products consist of TransitChek vouchers and cards, TransitChek QuickPay cards, Premium TransitChek MetroCards, TransitChek MetroCards and ticket by mail (the “Products”). Additionally, TransitCenter receives discounts and other income from the sale or use of various products that are distributed to its customers under its programs. Commission and fee revenues are recognized when TransitCenter ships or fulfills the orders as evidence that an arrangement has been obtained, service has been completed, fees are fixed and determinable and payment is reasonably assured.

Beginning in fiscal 2006, TransitCenter began to purchase certain fare cards from the transit operators which were subsequently sold to customers. Revenue and expense are recognized when these cards are shipped or fulfilled in accordance with the criteria discussed in the previous paragraph.

TransitCenter recognizes revenue for certain of its Products that have expired and will not be redeemed based on current information and trends regarding these products. See Note 8 for further discussion regarding the treatment of these expired products.

The Company generally bills and collects for its Products in advance of shipment or fulfillment and accounts for collections as customer advances (See Note 5). Certain of these funds are invested in two money market accounts, earning interest at rates of 0.30% and 0.06% as of December 31, 2011 and 0.30% and 0.05% as of December 31, 2010. The interest income is unrestricted as to TransitCenter’s use.

Cash and Cash Equivalents

Cash and cash equivalents includes various interest and noninterest-bearing accounts. TransitCenter considers all short-term investments with maturities of three months or less, at time of purchase, to be cash equivalents. At December 31, 2011 and 2010, TransitCenter’s cash and cash equivalents was maintained primarily with two banks and exceeded federally insured limits.

Restricted Investments

TransitCenter is required to have liquid assets of $459,743 available as defined in its office lease agreement and restricted as to use. The required liquid assets are invested in a one-year certificate of deposit, earning interest at a rate of approximately 0.20% at December 31, 2011 and 2010. Additionally, the Company maintained an escrow account for the Metropolitan Transportation Authority (the “MTA”) of approximately $1.6 million that was invested in a money market account earning interest at a rate of approximately 0.00% at December 31, 2010. In December 2011, the escrow account with the MTA was closed and the funds were returned to TransitCenter.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivable are recorded at amounts billed to customers, and are presented on the statements of financial position net of the allowance for doubtful accounts. The allowance is determined by a variety of factors, including the age of the receivables, current economic conditions, historical losses and other

(Continued)

TRANSITCENTER, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 and 2010

information management obtains regarding the financial condition of customers. The policy for determining the past due status of receivables is based on how recently payments have been received.

Inventory

Inventory is recorded in the statements of financial position at the lower of cost or market and accounted for on an average cost basis. Raw materials consist of materials to produce vouchers and various MetroCard and debit card products. Finished goods consist primarily of purchased fare media, including MetroCards, which are held for sale.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is calculated on the straight-line method based upon estimated useful lives from 3 to 5 years. Leasehold improvements are amortized over the shorter of the life of the lease or the estimated useful life of the asset. Costs associated with the application, development and installation stages of significant new computer software applications for internal use are deferred and amortized over the expected useful life of the software application which ranges from 3 to 5 years.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from estimates. On an on-going basis, the Company re-evaluates its judgments and estimates including those related to expired and unredeemed products, allowance for doubtful accounts and amounts payable to transit operators.

Allocation of Expenses

TransitCenter allocates total costs to various functional expense categories.

Promotion of transportation includes all expenses associated in promoting communication and understanding among public transit providers, the business community and the public. Operation of transit fare system includes all expenses associated with administering the Products.

Income Taxes

U.S. GAAP requires entities to evaluate, measure, recognize and disclose any uncertain income tax positions taken on their federal or state tax returns. Management has evaluated the impact of this standard on its financial statements and believes that there are no uncertain tax positions. The Company’s federal and state information returns are subject to examination by the Internal Revenue Service and the various states the Company files in for three years from the date the returns are filed. The 2008, 2009 and 2010 information returns are available for such examination.

Subsequent Events

The Company has evaluated material subsequent events through March 5, 2012, the date these financial statements were available to be issued, and determined that any events or transactions that would require recognition or disclosure are appropriately reflected in these financial statements.

(Continued)

TRANSITCENTER, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 and 2010

NOTE 3 – INVENTORY

Inventory consists of the following:

	December 31,
	2011	2010
Raw materials	$210,171	$230,632
Finished goods	6,304,158	6,251,500

	$6,514,329	$6,482,132

NOTE 4 – FIXED ASSETS

Fixed assets consist of the following:

	Estimated Useful Life in Years
		December 31,
		2011	2010
Computer hardware	3	$1,064,023	$980,702
Computer software	3-5	12,615,640	12,587,879
Furniture and fixtures	5	1,253,807	555,513
Office equipment	5	73,480	34,825
Leasehold improvements	Shorter of life of lease or estimated useful life	1,637,507	800,886

		16,644,457	14,959,805
Less: Accumulated depreciation and amortization		14,098,506	13,160,535

		2,545,951	1,799,270
Furniture and fixtures and leasehold improvements related to lease of new office space (see Note 6)		—	736,810

		$2,545,951	$2,536,080

Depreciation and amortization expense for the years ended December 31, 2011 and 2010 totaled $937,971 and $976,995, respectively. There was no impairment of assets as of December 31, 2011 and 2010.

NOTE 5 – AMOUNTS PAYABLE TO TRANSIT OPERATORS

Amounts payable to transit operators consisted of the following as of December 31, 2011 and 2010:

	2011	2010
Amounts payable on Products	$28,661,698	$43,798,772
Customer advances	15,233,819	20,669,839
Amounts due to the MTA	10,971,502	14,765,201
All other	28,608	15,206

	$54,895,627	$79,249,018

(Continued)

TRANSITCENTER, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 and 2010

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Leases

The Company amended its office lease agreement during 2010 to consolidate its offices within the same building it currently occupies. The effective date of this amendment is as of January 19, 2011 and expires on February 28, 2023. As of January 19, 2011, the old lease obligations terminated and the new lease agreement began.

In June 2011, the Company entered into a sublease agreement for a portion of its office space. The lease has a three year term expiring on June 8, 2014.

The minimum annual rental payments for all noncancelable operating leases and related sublease income are as follows for the years ending December 31:

Year	Minimum Rental Commitments	Sublease Rental Income	Net
2012	$1,417,330	$(162,239)	$1,255,091
2013	1,413,307	(162,239)	1,251,068
2014	1,402,327	(71,097)	1,331,230
2015	1,472,631	—	1,472,631
2016	1,484,271	—	1,484,271
2017-2023	9,503,487	—	9,503,487

	$16,693,353	$(395,575)	$16,297,778

Occupancy expense was $1,386,721 and $1,161,667, net of sublease income of $81,133 and $0, for the years ended December 31, 2011 and 2010, respectively. In accordance with U.S. GAAP, rent expense is recognized on a straight-line basis over the term of the lease. The difference between the lease payment and expense is reported as a deferred rent credit on the statements of financial position.

Legal Proceedings

TransitCenter is subject to various legal proceedings and claims that arise in the ordinary course of business. Management believes that the ultimate liability with respect to these matters is not material to the financial position, changes in net assets or cash flows of TransitCenter.

Major Customer

For the year ended December 31, 2010, approximately 13% of the Company’s unrestricted revenue directly or indirectly was associated with sales to one customer. Effective in February 2011, due to the nonrenewal of a contract, a majority of the revenue associated with this customer did not continue. No other customer accounted for more than 10% of revenues in 2011 and 2010.

NOTE 7 – EMPLOYEE BENEFIT PLANS

TransitCenter makes available to its employees a 401(k) benefit plan. During 2011 and 2010, TransitCenter matched 50% and 100%, respectively, of the employee voluntary contributions up to 6% of the base salary and in accordance with applicable Internal Revenue Code limitations. TransitCenter’s match vests to the employee 50% after 2 full years of service and 100% after 3 full years of service. The expense for the plan was $137,148 and $304,708 for the years ended December 31, 2011 and 2010, respectively. The Company also maintains a non-qualified deferred compensation plan under Internal Revenue Code 457(b) for certain of its managers and

(Continued)

TRANSITCENTER, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 and 2010

executives. Contributions for these accounts are made at the discretion of the Company and are fully vested at the end of each calendar year. The liability associated with this plan was $623,031 and $543,281 as of December 31, 2011 and 2010, respectively, and is included in accounts payable and other accrued liabilities. The expense for this plan was $205,476 and $122,038 for the years ended December 31, 2011 and 2010, respectively.

As part of the transaction discussed in Note 10, the assets and liabilities associated with the 401(k) benefit plan were transferred to the purchaser. The Company is also in the process of terminating the non-qualified deferred compensation plan.

NOTE 8 – EXPIRED PRODUCTS

During 2008, the New York State Office of Comptroller informed TransitCenter that the Office of the Comptroller will not assert a claim under New York State escheatment laws for expired and unredeemed transit vouchers issued by the Company. Based on this oral statement from the Office of the Comptroller, the Company, upon completion of service, records as revenue an estimate of the amount of transit vouchers that it expects will expire and not be redeemed in the future. The estimate of the percentage of expired and unredeemed vouchers, in relation to voucher sales, is based on current information and trends.

During 2011, the Company completed its analysis with respect to the recognition of revenue related to TransitChek cards (“TC cards”) that have expired, or are expected in the future to expire and not be redeemed, concluding that the unused pretax funds remaining on these cards would not be escheatable to the State. The Company subsequently received confirmation from the issuing bank of the TC cards that it agreed with its conclusion. As a result, the Company concluded that the uncertainty in recording revenue no longer exists. The estimate of the percentage of expired and unredeemed TC cards and vouchers, in relation to sales of those products, is based on the sales value of each issued product multiplied by a historically developed expiration percentage.

For the year ended December 31, 2011, the Company recorded revenue from expired and unredeemed vouchers and TC cards totaling $10,863,766, of which $2,722,361 relates to vouchers and TC cards issued during 2011 and the balance relates to TC cards issued prior to 2011.

NOTE 9 – RELATED PARTY TRANSACTIONS

A member of the Board of Directors is the CEO and founder of a technology consulting firm. After review and in accordance with TransitCenter’s conflict of interest policy including recusal of the interested party from voting, TransitCenter’s Board of Directors approved the use of this board member’s firm to provide software development services to TransitCenter in connection with a major change in technology systems. TransitCenter paid $37,273 to this firm for the year ended December 31, 2010. No amounts were paid or incurred in 2011.

NOTE 10 – SUBSEQUENT EVENT

On November 16, 2011, TransitCenter entered into an asset purchase agreement providing for the sale of substantially all of its assets, excluding certain cash and cash equivalents, and the assumption of certain of its liabilities by an unrelated entity. This transaction was subject to regulatory approval which was completed in January 2012. The transaction closed on February 1, 2012. Included in prepaid expenses and other assets as of December 31, 2011 is approximately $642,000 of direct costs related to this transaction.

On the date of the closing, after consummation of the transaction, the Company would have approximately $60 million in cash and cash equivalents including amounts held in escrow subject to meeting certain revenue thresholds and the set-off of any indemnified claims, as defined, and $1 million in liabilities, primarily consisting of employee related costs. TransitCenter expects to record a gain of approximately $32 million. Total cash consideration is expected to be $37 million, which includes the acquirer paying $200,000 per year for five years to be used to further the Company’s philanthropic mission.